Exhibit 99.1

Newtek Business Services Signs 200th Credit Union Strategic Alliance Partner

New York, N.Y.—December 11, 2007—Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, announced today it has signed its 200th credit union strategic alliance partner.

Barry Sloane, chairman and CEO of Newtek Business Services, Inc. said, “The fact that 200 credit unions have chosen to partner with Newtek is a testament to the extraordinary value we offer. Partnering with Newtek gives credit unions the ability to offer their members our full suite of business and insurance services to help them achieve their specific business goals. In addition, the ease of use and efficiency of our advanced proprietary technology, NewTracker™, enables the credit union to track their members’ use of our services at any point in the process. As a result, the credit union can ensure that their members are receiving the highest level of service and satisfaction, which in turn assists them in increased member growth and retention.”

Gregg Cawlfield, manager of business banking at Ent Credit Union, complimented Newtek stating, “We have been using Newtek for several years and have had a great experience with the products and service levels. Utilizing a majority of the products that Newtek offers has enabled us to further increase the retention and acquisition of our business member base. Additionally, the process in which a referral is submitted is easily executed by all staff, thus allowing more referrals and a higher booked ratio of services. Our members are pleased with the service and feedback has been positive.”

Mr. Sloane added, “While we are proud of the continued growth of our credit union base, it represents only a small share of the market, creating significant opportunity for us to increase the overall number of Newtek credit union partners. In fact, some of our credit union alliance associations represent in excess of 8,500 credit unions as members. As a result, we will continue to proactively market our turnkey solutions, and superior technology and customer service, in an effort to capture the existing opportunities the market has to offer.”

Mr. Sloane concluded, “Thus far, we have contracted alliance partnerships with the Credit Union National Association, Fiserv Solutions, Inc. d/b/a IntegraSys, and PSCU Financial Services. In addition, we have targeted investment and commercial banks as distribution partners, and already have existing agreements with entities such as Morgan Stanley, Merrill Lynch, and BankAtlantic, among others. Our ultimate goal is to become the first choice for business services for the small- and medium-sized business market.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small- to medium-sized business market under the Newtek TM brand. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms, generate 60 to 80 percent of all new jobs annually and create more than 50 percent of non-farm private GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 84,000 business accounts with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business

•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions

•	Insurance Services: Nationwide commercial and personal lines of insurance

•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff

•	Web Hosting: Full service web host including domain registration and online shopping cart tools

•	Web Design and Development: Customized web design and development services for a powerful web presence

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval

•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

•	Payroll: Payroll management processing and employee tax filing

For more information, please visit www.newtekbusinessservices.com.

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com